                                                                     Exhibit 2.1

                         NTI - ETI TRANSFER AGREEMENT

THIS ASSET TRANSFER AGREEMENT (this "Agreement"), dated as of 31 December 1996
                                     ---------
is made between Northern Telecom Inc., a Delaware corporation ("NTI"), and
                                                                ---
Entrust Technologies Inc., a Maryland corporation ("Entrust").
                                                    -------

WHEREAS, NTI has acquired from NTL a paid up, perpetual exclusive right to commercially exploit the technology incorporated in Entrust Products (as defined herein) within the United States of America and Puerto Rico (the "Nortel Entrust
                                                                  --------------
License") subject to certain limitations which are set forth in an asset
-------
transfer agreement between NTL and Entrust Technologies Limited ("ETL") of even date (the "NTL Transfer Agreement"); and
           ----------------------

WHEREAS, NTI has employed employees and hired contractors to commercially exploit the Entrust Products within the U.S.A. and Puerto Rico and has entered into a number of contracts concerning the distribution and licensing to customers of the Entrust Products in the U.S.A.and Puerto Rico and, on behalf of NTL and its subsidiaries (other than NTI) in other countries; and

WHEREAS, Entrust desires to acquire from NTI, all of NTI's rights in and to the Nortel Entrust License, NTI's executory contracts for distributing and licensing to customers the Entrust Products and other related assets and to obtain the services of the NTI employees and contractors involved in the Entrust Business (as defined herein), all as more specifically provided for herein;

NOW, THEREFORE, NTI and Entrust, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

Capitalized terms used in this Agreement are used as defined in this Article I or elsewhere in this Agreement. As used herein:

"Additional Agreements" means the service agreement and the strategic alliance
 ---------------------
agreement of even date entered into between NTL and ETI.

"Agreement" has the meaning specified in the preamble hereof.
 ---------

"Assumed Contracts" has the meaning specified in Section 2.01(a).
 -----------------

"Assumed Liabilities" has the meaning specified in Section 3.01.
 -------------------

"Effective Date" means the close of business on the date specified in the
 --------------
preamble hereof.

"Entrust" has the meaning specified in the preamble hereof.
 -------

"Entrust Assets" has the meaning specified in Section 2.01.
 --------------

"Entrust Business" means all the business carried on within the U.S.A. related
 ----------------
to (i) the design, research, development (by individuals including, but not limited to, the Entrust Personnel) of automated public key infrastructure software and encryption hardware products (including, but not limited to, the Entrust Products) by the business unit of NTL and its subsidiaries known as the Secure Networks Division ("SDN") and (ii) the marketing, distribution and licensing of Entrust Products by SDN.

"Entrust Personnel" means the employees and contractors of the Entrust Business
 -----------------
specified in Exhibit B.

"Entrust Products" has the meaning specified in the NTL Transfer Agreement.
 ----------------

"Entrust Technology" has the meaning specified in the NTL Transfer Agreement.
 ------------------

"ETL" has the meaning specified in the first recital hereof.
 ---

"Excluded Assets" has the meaning specified in Section 2.02.
 ---------------

"Excluded IPR" has the meaning specified in Section 7.01(g)(ii).
 ------------

"Excluded Trade Secrets" has the meaning specified in Section 7.01(g)(ii).
 ----------------------

"Global Entrust Assets" means the "Entrust Assets" as defined in the NTL
 ---------------------
Transfer Agreement and the Entrust Assets.

"Global Entrust Business" means the "Entrust Business" as defined in the NTL
 -----------------------
Transfer Agreement and the Entrust Business.

"Intellectual Property" has the meaning specified in Section 2.01(c).
 ---------------------

"IPR" has the meaning specified in Section 7.01(g)(i).
 ---

"Non-material IPR" has the meaning specified in Section 7.01(g)(iv).
 ----------------

"Nortel Entrust License" has the meaning specified in the first recital hereof.
 ----------------------

"NTI" has the meaning specified in the preamble hereof.
 ---

"NTL" has the meaning specified in the first recital hereof.
 ---

"NTL Excluded Assets" means the "Excluded Assets' as defined in the NTL Transfer
 -------------------
Agreement.

"NTL Transfer Agreement" has the meaning specified in the first recital hereof.
 ----------------------

"Retained Liabilities" has the meaning specified in Section 3.02.
 --------------------

"Statement of Net Assets" has the meaning specified in Section 7.01(b).
 -----------------------

"Trade Secrets" has the meaning specified in Section 7.01(g)(ii).
 -------------

                                   ARTICLE II
                                 ENTRUST ASSETS
                                 --------------

Section 2.01. Transfers to Entrust. Subject to the terms and conditions hereof,
              --------------------
NTI hereby transfers, conveys and assigns to Entrust, and Entrust acquires, NTI's entire right, title and interest in, to and under all of the assets and properties (excluding, however, the Excluded Assets) described below (such assets, collectively, the "Entrust Assets"):
                           --------------

(a)  Assumed Contracts. Subject to Section 2.03, (i) the Nortel Entrust License,
     -----------------
     (ii) all the contracts and subcontracts for the sale, purchase, support, distribution or licensing of Entrust Products or related services (including services of independent contractors), or both, entered into in the course of the Entrust Business including those contracts listed in Exhibit C; and (iii) all other commitments or other understandings entered into in the ordinary course of the Entrust Business and existing on the Effective Date (collectively, the "Assumed Contracts").
                                        -----------------

(b)  Records. Customer and prospective customer lists, business records,
     -------
     reports, plans, records, product specifications, training manuals, correspondence, regulatory reports and documents, maintenance schedules, operating and productions records, business plans, copies of personnel records of employees, marketing or other studies and other documents and data which relate to the Entrust Business existing as of the Effective Date.

(c)  Intellectual Property. The copyrights (including software), trade mark
     ---------------------
     applications, trade names and trade marks of NTI (and associated goodwill) and trade secrets of NTI (including inventions, formulae and research and development) which arose from the Entrust Business prior to the Effective Date that are primarily related to the Entrust Assets described in Sections 2.01(b) and 2.01(c) to the extent such can be reasonably transferred to Entrust and is listed in Exhibit E (the "Intellectual Property").
                                              ---------------------

Section 2.02. Excluded Assets. The following assets (the "Excluded Assets") are
              ---------------                             ---------------
specifically excluded from any contribution or acceptance pursuant to this Agreement, whether or not they would otherwise be included in the Entrust
Assets:

(a)  Excluded Contracts. Any and all agreements between NTI and its employees
     ------------------
     comprising Entrust Personnel and any agreements primarily of general application to NTI and its affiliates from which the Entrust Business has benefited. (For greater certainty, none of the agreements listed in Exhibit C is an Excluded Asset);

(b)  Accounts Receivable. Accounts receivable arising out of the Entrust
     -------------------
     Business in the ordinary course which became due and payable prior to the Effective Date; and

(c)  Cash. All cash and marketable securities currently used in connection with
     ----
     the Entrust

         Business.

Section 2.03. Assignment of Contracts.
              -----------------------

(a)  Required Consents. Nothing in this Agreement shall be construed as an
     -----------------
     attempt to assign to Entrust any Assumed Contract that, as a matter of law or by the terms thereof, is not assignable without the consent of the other party or parties to such assignment or to the change of control of the Entrust Business resulting from a consummation of the transactions provided for in this Agreement unless such consent has been given. NTI shall make all commercially reasonable efforts to obtain (including by the provision of such reasonable payments and assurances as may be required), where required, consents of all requisite parties to the assignment by NTI to Entrust of the Assumed Contracts.

(b)  Interim Provisions. Until assigned to Entrust with the requisite consent,
     ------------------
     NTI shall hold each Assumed Contract in trust for the benefit of Entrust as of the Effective Date. NTI shall, at the request and expense (but only to the extent such expenses are reasonable) and under the direction of Entrust, take all such commercially reasonable actions and do or cause to be done all such commercially reasonable things as are necessary or proper in order that the obligations of NTI thereunder may be performed in such manner that the value of the Assumed Contract so held in trust is preserved and enures to the benefit of Entrust, and that the collection of any moneys to become due and payable after the Effective Date in and under the Assumed Contract are received by Entrust; and NTI shall pay over to Entrust all moneys collected by or paid to NTI in respect of every such Assumed Contract once a month. Entrust shall save NTI harmless from any claim or liability under or in respect of each Assumed Contract arising because of any action of NTI taken pursuant to the foregoing sentence.

(c) With respect to Assumed Contracts entered into by Nortel Federal Systems Inc. (which have since been assigned to Nortel Communications Systems Inc. ("NCSI")), NTI shall cause its subsidiary, Nortel Communication Systems Inc., to assign those contracts to Entrust. For greater certainty, NTI represents that immediately prior to the Effective Date, the Assumed Contracts referred to in this Section 2.03(c) constitute the only assets of NCSI relating to the Entrust Business.

                                   ARTICLE III
                               ASSUMED LIABILITIES
                               -------------------

Section 3.01. Assumption of Future Liabilities by Entrust. Except for NTI's
              -------------------------------------------
ongoing obligations under Section 2.03 and Article IX, Entrust hereby agrees to assume, pay and discharge all liabilities, costs or obligations related to or arising under the Entrust Assets or the Entrust Business (collectively, the "Assumed Liabilities") after the Effective Date as and when the same become due
 -------------------
and payable and performance is required thereunder. Entrust shall also assume, pay and discharge the following liabilities relating to or arising under the Entrust Assets or the Entrust Business prior to the Effective Date:

(a)  warranty and service work relating to Assumed Contracts; and

(b) accumulated employee vacation and leave entitlements of Entrust Personnel who have accepted employment with Entrust.

Section 3.02. Liabilities Not Assumed. Except for the liabilities and
              -----------------------
obligations expressly assumed in Sections 2.03, 3.01 and 4.01, Entrust does not and shall not assume or otherwise be responsible for any liability or obligation of NTI (the "Retained Liabilities"), regardless of whether or not such
             --------------------
liabilities or obligations are recognized as liabilities on any books of account, are absolute or contingent or are measurable, including, but not limited to, the following:

(a) any litigation or claim arising out of the ownership of the Entrust Assets on or prior to the Effective Date, including, but not limited to, product liability and warranty claims with respect to Entrust Products sold or services rendered on or prior to the Effective Date, tort liability and any liability for violations of statutes or breach of contract (except any breach of warranty or service work relating to Assumed Contracts);

(b) tax liabilities of any and all kinds including those related to the Entrust Business and the ownership of the Entrust Assets on or before the Effective Date;

(c) any liability of NTI as an employer including payment of commissions and bonuses accruing prior to or on the Effective Date (except for accumulated vacation and leave entitlements of Entrust Personnel who have accepted employment by Entrust);

(d) any indebtedness of NTI, whether incurred under any loan agreement, indenture, stock or asset acquisition agreement or otherwise including accounts payable arising from the Entrust Business prior to or on the Effective Date; and

(e) any liability with respect to insurance of the Entrust Assets with respect to any period prior to the Effective Date.

                                   ARTICLE IV
                                    EMPLOYEES
                                    ---------

Section 4.01. Entrust Employees. Entrust and Nortel acknowledge that NTI
              -----------------
employees that are Entrust

Personnel set forth in Exhibit B have agreed from the Effective Date to accept employment by Entrust as of the Effective Date. Entrust shall assume liability for all salaries, bonuses, accumulated leave and vacation pay and all other amounts which may become payable to or receivable by such employees for services performed after the Effective Date. Unless Entrust expressly agrees otherwise, Entrust shall not assume any liability for all amounts payable to or receivable by such employees relating to services performed on or before the Effective Date, except for accumulated leave and vacation pay accruing prior to the Effective Date.

Section 4.02. Refusal of Employment. Entrust is not obligated to any person who
              ---------------------
was an employee of the Entrust Business immediately prior to or on the Effective Date that has refused employment with Entrust.

                                    ARTICLE V
                                  CONSIDERATION
                                  -------------

Section 5.01. Calculation of the Consideration. The consideration payable by
              --------------------------------
Entrust for the Entrust Assets is set forth in Section 5.02. Any sales, transfer and/or documentary taxes, if any, payable in connection with the transaction contemplated hereunder shall be paid by NTI.

Section 5.02. Fulfillment of the Consideration. The consideration for the
              --------------------------------
Entrust Assets shall be paid and satisfied in full by:

(a)  assumption by Entrust of the Assumed Liabilities;

(b) the immediate issuance by Entrust to NTI of a demand promissory note for U.S.$8,000,000 (eight million U.S. dollars) in the form specified in Exhibit A to be paid by way of intra-company transfer, cashier's check or wire transfer, at NTI's option; and

(c) the immediate issuance by Entrust to NTI of 507,500 (five hundred and seven thousand five hundred) shares of Series A Common Stock of Entrust.

                                   ARTICLE VI
                                    DELIVERY

Section 6.01. Delivery of Entrust Assets. The transfer of the Entrust Assets
              --------------------------
shall take place on the Effective Date.

                                   ARTICLE VII
                      REPRESENTATIONS AND WARRANTIES OF NTI
                      -------------------------------------

Section 7.01 Representations and Warranties. NTI hereby represents and warrants
             ------------------------------
to Entrust as follows:

(a)  Due Authorization. The transfer, conveyance and assignment herein provided
     -----------------
     for has been duly authorized and approved by NTI and this Agreement has been duly executed and delivered by NTI.

(b)  Statement of Net Assets. The statement of net assets set out in Exhibit D
     -----------------------
     ("Statement of Net Assets") has been prepared by NTI and NTL in good faith
       -----------------------
     and represents NTI's best estimate on the date it was prepared of the book value of the assets and amount of the liabilities specified therein for the Global Entrust Business.

(c)  Assumed Contracts in Good Standing. NTI has, to its knowledge, performed in
     ----------------------------------
     all material respects the obligations required to be performed by it under each Assumed Contract relating to the Entrust Business contributed by NTI and has complied in all material respects with the provisions thereof.

(d)  Material Consents. NTI has acquired all required consents as of the
     -----------------
     Effective Date for the assignment of NTI's interest in all Assumed Contracts with a price for goods and/or services in excess of $50,000.00.

(e)  Title to Intellectual Property. NTI is transferring to Entrust good,
     ------------------------------
     exclusive and valid title to the copyrights, trade secrets and confidential information comprising Intellectual Property, free and clear of all title defects or other encumbrances. NTI has taken all commercially reasonable steps to preserve the trade secrets and confidential information comprising Intellectual Property and none of such Intellectual Property has been misappropriated from others. NTI represents as of the Effective Date that it has no knowledge or reason to know that the trade names and common law trade marks used by NTI and NTL infringe the rights of others.

(f)  Transfer Sales and Use Taxes, etc. NTI will pay or cause to be paid all
     ---------------------------------
     sales and use taxes, privilege or other excise taxes, if any, which are based either on the circumstance of transfer or on the value of any Entrust Asset that is to be sold or contributed by NTI pursuant hereto that may be imposed on or in connection with the contributions, conveyances, assignments, transfers and deliveries to be made hereunder by NTI.

(g)  Completeness of IPRs.
     --------------------

     (i) The Entrust Technology and the Intellectual Property constitute all the patents, patent applications, trademarks, service marks, trademark applications, service mark applications, trade names, trade secrets, and confidential information, copyrights, copyright registrations and intellectual property licenses

          (collectively "IPR") presently used by Global Entrust Business
                         ---
          (collectively "IPR") save for Excluded Assets and NTL Excluded Assets
                         ---
          (collectively "Excluded IPR").
                         ------------

     (ii) The Assumed Contracts and the NTL Assumed Contracts include all agreements under which ETI or ETL have access to third-party confidential information used by ETI or ETL to conduct the Global Entrust Business (collectively "Trade Secrets") save for contracts
                                          -------------
          constituting Excluded Assets and NTL Excluded Assets (collectively "Excluded Trade Secrets").
           ----------------------

     (iii) The IPR and Trade Secrets include in all material respects the rights necessary for the conduct of the Global Entrust Business as presently conducted, provided, however, no representation is made by the
                     --------  -------
          provisions of this Section 7.01(g)(iii) with respect to infringement of third party rights. For greater certainty, the provisions of this /Section 7.01(g)(iii) shall in no way limit the indemnity of NTI set forth in Section 8.01 of this Agreement.

     (iv) Except for the NTL Excluded Assets identified as
          "Freeware/Non-significant licences" and "Runtime libraries and compile environments" in Exhibit B to the NTL Transfer Agreement (collectively, the "Non-material IPR"), ETL and ETI will after the
                              ----------------
          Effective Date have the right to use the Excluded IPR and Excluded Trade Secrets pursuant to and subject to the provisions of the Additional Agreements.

     (v) The Non-Material IPR is not material to the Global Entrust Business and is available at commercially reasonable rates that, collectively, shall not exceed U.S.$75,000 (seventy five thousand U.S. dollars).

     (vi) NTI and NTL have taken all commercially reasonable efforts necessary to protect the IPR and Trade Secrets.

(h)  No Notice of Infringement. To NTI's knowledge, NTI has received no notice
     -------------------------
     that the use by the Global Entrust Business of the IPR or Trade Secrets infringes the intellectual property rights or misappropriates the trade secrets of third parties.

(i)  Nortel License. NTI represents that it has the exclusive rights under the
     --------------
     Nortel Entrust License as specified in the first recital to this Agreement.

(j)  Completeness of Assets.
     ----------------------

     (i) The Global Entrust Assets include all material leases (other than leases of real property), contracts, inventory and equipment (other than some telecommunication equipment), intellectual property rights and other items and rights used by Nortel in the operation on the Global Entrust Business prior to the Effective Date save forsave for Excluded Assets and NTL Excluded Assets.

     (ii) The Global Entrust Assets constitute all the material assets owned or leased by Nortel or NTI (other than real property) on the Effective Date from which revenues are included within the Financial Statements referred to in the Class B Common Stock Purchase Agreement among, inter alia, NTL and ETI of even date save for Excluded Assets and NTL
          ----- ----
          Excluded Assets.

     (iii) Except for the NTL Excluded Assets identified as "Freeware/Non-significant licences" and "Runtime libraries and compile environments" in Exhibit B to this Agreement (collectively, the "Non-material IPR"), ETL and ETI will after the Effective Date have
           ----------------
          the right to use the Excluded Assets or NTL Excluded Assets or substitiute therefore (acceptable to Entrust) and Excluded Trade Secrets pursuant to and subject to the provisions of the Additional Agreements and NTL has the necessary rights to comply with its obligations under the Additional Agreements.

Section 7.02. Limitation of Warranties. The representations and warranties of
              ------------------------
NTI in Section 7.01 shall continue in full force and effect for the benefit of Entrust for a period of three (3) years following the Effective Date, after which time NTI is released from all obligations and liabilities hereunder in respect of such representations and warranties except with respect to any claims made by Entrust in writing prior to the expiration of such period.

                                  ARTICLE VIII
                                 INDEMNIFICATION
                                 ---------------

Section 8.01. Indemnification by NTI. From and after the Effective Date and
              ----------------------
subject to the provisions of this Article VIII, NTI hereby agrees to pay and to indemnify fully, hold harmless and defend Entrust and its agents, directors, officers, partners, employees, servants, consultants, representatives, successors and assigns, from and against any and all claims and/or damages (whether based on negligent acts or omissions, statutory liability, strict liability or otherwise) arising out of, relating to or based upon allegations of:

(a) any inaccuracy or breach of any representation or warranty, or any nonfulfillment of any covenant or agreement of NTI contained in this Agreement or any other related document delivered by NTI on the Effective Date or pursuant to the transactions contemplated hereunder;

(b) any liability whatsoever (whether known, unknown, accrued, absolute, contingent or otherwise) of NTI and/or its Affiliates prior to the Effective Date, other than Assumed Liabilities;

(c)  any Retained Liabilities of NTI;

(d) any liability for infringement of any patent, trade secret, trademark or copyright of any person that arises out of NTI's business as conducted on the Effective Date relating to the Entrust Assets transferred by NTI;

(e) severance claims by employees of the Entrust Business immediately prior to the Effective Date who have refused employment with Entrust, if any;

(f) any claim relating to failure by NTI to comply with any applicable bulk sales legislation concerning the transfer, assignment and conveyance of Entrust Assets provided for in this Agreement; or

(g) any and all actions, suits, proceedings, claims, demands, judgments, assessments, reasonable costs and expenses, incurred in investigating or attempting to avoid the foregoing or in enforcing this indemnity.

Section 8.02. Indemnification by Entrust. From and after the Effective Date,
              --------------------------
subject to the provisions of this Article VIII, Entrust agrees to pay and to indemnify fully, hold harmless and defend NTI and its affiliates, agents, directors, officers, partners, employees, servants, consultants, representatives, successors and assigns, from and against any and all claims and/or damages arising out of, relating to or based upon allegations of:

(a) any breach of any covenant or agreement of Entrust contained in this Agreement;

(b) any liability arising out of the Entrust Assets subsequent to the Effective Date, other than Retained Liabilities and any other obligation of NTI hereunder;

(c)  any failure to discharge any Assumed Liability: or

(d) any and all actions, suits, proceedings, claims, demands, judgments, assessments, reasonable costs and expenses, incurred in investigating or attempting to avoid the foregoing or in enforcing this indemnity.

Section 8.03. Method of Asserting Claims. The indemnified party ("Indemnitee")
              --------------------------                          ----------
shall provide the indemnifying party ("Indemnitor") prompt notice in writing
                                       ----------
upon becoming aware of any action, suit, proceeding, claim, demand, judgment or assessment (the "Claim"). Indemnitee shall provide to Indemnitor sole control in
                 -----
the defense or settlement of the Claim. Indemnitee shall cooperate with Indemnitor, at Indemnitor's expense, in the defense or settlement of the Claim. Indemnitee shall not compromise or settle a Claim without the Indemnitor's prior written consent. Indemnitee may participate in the defence of a claim at its own expense.

Section 8.04. Coordination of Indemnification Rights.
              --------------------------------------

(a)  Indemnification Independent Right. Each right of a person to be
     ---------------------------------
     indemnified, defended and/or held harmless pursuant to this Article VIII is independent of such person's rights pursuant to any other Section of this Agreement and shall not be affected or limited in any way by any event or circumstance unless this Article VIII expressly provides that such event or circumstance shall affect or limit such right of such person, regardless of whether or not such event or circumstance affects or limits any other right of such person or any right of any other person under this Article VIII.

(b)  Right of Subrogation. In the event that an Indemnitee has a right of
     --------------------
     recovery against any third party with respect to any damages in connection with which a payment is made to such Indemnitee by an Indemnitor, then (i) such Indemnitor shall, to the extent of such payment, be subrogated to all of the rights of recovery of Indemnitee against such third party with respect to such damages and (ii) Indemnitee shall execute all papers required and take all action necessary to secure such rights, including, but not limited to, the execution of such documents as are necessary to enable such Indemnitor to bring suit to enforce such rights.

Section 8.05. Right to Cure. An Indemnitor under any provision of this Article
              -------------
VIII shall have the right to cure, within a reasonable time and in a manner reasonably satisfactory to Indemnitee and any affected parties, any matter giving rise to such obligation that is susceptible of being cured; provided,
                                                                   --------
however, that any such cure shall not relieve or reduce any such obligations
-------
arising prior to, during or because of such cure or to the extent that such cure is inadequate.

Section 8.06. Limitation of Indemnification.
              -----------------------------

(a)  Limitations. NTI assumes no liability for, and Entrust shall indemnify NTI
     -----------
     for infringement claims arising from:

     (i) combination of Entrust Products or any part thereof with other hardware or software not constituting Entrust Assets under this Agreement or the NTL Transfer Agreement where such infringement would not have arisen from the use of such Entrust Products or portion thereof standing alone;

     (ii) modification of the Entrust Products after the Effective Date where such infringement would not have occurred but for such modifications; or

     (iii) use by Entrust in a manner or for a purpose not contemplated as of the Effective Date.

(b)  Entrust to Mitigate. If NTI receives notice of an alleged infringement and
     -------------------
     NTI reasonably believes the Entrust Products infringe, NTI may require Entrust, at Entrust's expense, to take all commercially reasonable efforts to: (i) modify the infringing Entrust Products to perform the intended function without infringing any third-party rights; or (ii) substitute software of comparable functionality and performance.

(c)  Global Limit. For all indemnities by NTI for Claims relating to Section
     ------------
     8.01(d) of this Agreement, by NTL from claims relating to Section 8.01(d) of the NTL Transfer Agreement and by NTL and NTI arising from and relating to the Nortel Entrust License, the combined liability of NTI, NTL and its Affiliates shall be limited to a maximum of U.S. $26,000,000 (twenty six million U.S. dollars) for all occurrences. For all indemnities by Entrust for Claims relating to Section 8.06(a) of this Agreement, the combined liability of Entrust, and its subsidiaries, including Entrust Technologies Inc. shall be limited to a maximum of U.S. $26,000,000 (twenty six million U.S. dollars) for all occurrences.

Section 8.07. Remedies Exclusive. The remedies set forth in Section 8.01 as
              ------------------
limited by Section 8.06 and the rights arising under the Series B Stock Purchase Agreement of even date among, inter alia, NTL and Entrust ("SPA") establish the
                              ----- ----
entire liability of NTI (including its Affiliates) in respect of any claims relating to intellectual property infringement and/or breach of warranty in respect of title to Intellectual Property. Except as set forth in the SPA and the indemnity pursuant to Section 8.01, in no event shall NTI be liable for any incidental, punitive or other economic losses arising from such infringements or breaches.

                                   ARTICLE IX
                              CONTINUING COVENANTS
                              --------------------

Section 9.01. Further Assurance and Cooperation. The parties shall from time to
              ---------------------------------
time and at all times hereafter make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, conveyances, consents and assurances as may be required to carry out the transfer of the Entrust Assets and assumption of Assumed Liabilities contemplated under this Agreement, including without limitation appropriate assignments (notarized if required) for filing with any relevant government body or agency.

Section 9.02. Adjustment of Statement of Net Assets. NTI shall deliver to
              -------------------------------------
Entrust a revised Statement of Net Assets to reflect any adjustment that may be appropriate after the relevant NTI and NTL year end financial statements have been prepared which Entrust shall use in its opening financial statements. Subject to Section 7.01(b), no adjustment shall be made to the consideration arising from any reasonable adjustment to the Statement of Net Assets. NTI represents that such revised Statement of Net Assets will on the date of delivery be true and accurate.

Section 9.03. Future Advertising and Sales Activities. Entrust shall identify
              ---------------------------------------
itself as the owner of the Entrust Assets, and as soon as possible but no later than sixty (60) days after the Effective Date, shall cease using the names of Nortel from all business cards and other employee identification materials, as well as from and all business records, brochures and other sales or advertising-related material (including materials used for the packaging of any product) received by it hereunder. Notwithstanding the foregoing, Entrust may refer to itself as a "Nortel affiliated company".

Section 9.04. Supplier and Customer Communication. NTI shall cooperate with
              -----------------------------------
Entrust to give notice to all suppliers and customers of NTI which Entrust wishes to inform of the transfer of the Entrust Assets.

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

Section 9.05 Nortel Documents. Subject to the confidentiality provsions of the strategic alliance agreement of even date between NTL and ETI, NTL shall, at the request of ETL, to the extent legally permitted, make available for inspection by ETL and its professional advisors copies of relevant document which would assist ETL in acertaining the extent of and limitation to the rights acquired by ETL hereunderincluding, but not limited to:

(a) the Amended Research and Development Cost Sharing Agreement dated as of January 1, 1992 between Northern Telecom Limited;

(b)  the agreements referred to in Section 7.02 (ii) hereof; and

(c) the agreement among NTL Bell Northern Research Limited and Bell Canada which is the basis for the provisions of Section 7.03(iii).

                                    ARTICLE X
                                  MISCELLANEOUS
                                  -------------

Section 10.01. Notices. All notices authorized or required to be given pursuant
               -------
to this Agreement shall be given in writing and either personally delivered to the party to whom it is given or delivered by an established delivery service by which receipts are given or mailed by registered or certified mail, postage prepaid, or sent by telex or telegram or electronic telecopier, addressed to the party at the following addresses. Any party may change its address for the receipt of notices at any time by giving notice thereof to the other parties, in which event this Agreement shall be amended accordingly.

(a)      If to NTI:                 Northern Telecom Inc.
         220 Athens Way
         Nashville, Tennessee  37228
         Attention: Assistant General Counsel and Assistant Secretary Fax No.: 615 734 4067

(b)      If to Entrust:             Entrust Technologies Inc.
         2 Constellation Court
         Nepean, Ontario
         Attention:  President
         Copy: Secretary

Section 10.02. Entire Agreement. This Agreement embodies the complete Agreement
               ----------------
and understanding of Entrust and NTI with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

Section 10.03. Modification. No change or modification of this Agreement shall
               ------------
be of any force unless such change or modification is in writing and has been signed by the duly authorized representatives of the parties hereto.

Section 10.04. Waivers. No waiver of any breach of any of the terms of this
               -------
Agreement shall be effective
unless such waiver is in writing and signed by the party against which such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

Section 10.05. Severability. If any provision of this Agreement shall be held to
               ------------
be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.06. Governing Law. This Agreement shall be governed by and be
               -------------
construed in accordance with the laws of the State of Maryland, without regard to principles of conflict of laws.

Section 10.07. Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE
               --------------------
ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.08. Limitation on Rights of Others. No person other than a party
               ------------------------------
hereto shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.

Section 10.09. Successors and Assigns. This Agreement shall be binding upon and
               ----------------------
inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.10. Expenses. Entrust shall pay all commissions and fees related to
               --------
the transactions contemplated by this Agreement and the related private placement concluded on the Effective Date, including 70 % (seventy percent) of the fees of Hale and Dorr, and the fees of Davies, Ward & Beck; Deloitte and Touche; Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), DLJ's legal counsel and special counsel to the purchasers of Entrust's Series B Common Stock. Notwithstanding the foregoing, NTI and NTL shall pay all fees of their professional advisors, (including 30% (thirty percent of the fees of Messrs Hale and Dorr) in respect of this transaction and the related private placement.

IN WITNESS HEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.


NORTHERN TELECOM INC.                            ENTRUST TECHNOLOGIES INC.

By     /s/ Peter Currie                          By      /s/ John A. Ryan

Name   Peter Currie                              Name    John A. Ryan

Title  Senior Vice President                     Title   President
       and Chief Financial Officer


Northern Telecom Limited hereby consents to the assignment of the Nortel Entrust License by NTI to Entrust pursuant to the terms and conditions of this Agreement as of the Effective Date.


NORTHERN TELECOM LIMITED

By      /s/ Peter Currie                         By      /s/ David D. Archibald

Name    Peter Currie                             Name    David D. Archibald

Title   Senior Vice President                    Title   Vice President and
                                                         Deputy General Counsel


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